Exhibit 99

Best Buy Reports Second Quarter Results

Comparable Sales Declined 2.3%

GAAP Diluted EPS Increased 7% to $1.34

Non-GAAP Diluted EPS Increased 10% to $1.34

Raises FY25 Non-GAAP Diluted EPS Guidance Range to $6.10 to $6.35

MINNEAPOLIS, August 29, 2024 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week second quarter ended August 3, 2024 (“Q2 FY25”), as compared to the 13-week second quarter ended July 29, 2023 (“Q2 FY24”).

	Q2 FY25	Q2 FY24
Revenue ($ in millions)
Enterprise	$9,288	$9,583
Domestic segment	$8,623	$8,890
International segment	$665	$693
Enterprise comparable sales % change[1]	(2.3)%	(6.2)%
Domestic comparable sales % change[1]	(2.3)%	(6.3)%
Domestic comparable online sales % change[1]	(1.6)%	(7.1)%
International comparable sales % change[1]	(1.8)%	(5.4)%
Operating Income
GAAP operating income as a % of revenue	4.1%	3.6%
Non-GAAP operating income as a % of revenue	4.1%	3.8%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$1.34	$1.25
Non-GAAP diluted EPS	$1.34	$1.22

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“Today we are reporting better-than-expected sales and profitability results for the second quarter,” said Corie Barry, Best Buy CEO. “We delivered strong results in our Domestic tablet and computing categories, which together posted comparable sales growth of 6% versus last year. With our market position, expert sales associates and compelling merchandising, we capitalized on the demand driven by customers’ desire to replace or upgrade their products combined with new innovation.”

“We are focused on sharpening our customer experiences and industry positioning while expanding our non-GAAP operating income rate in the current environment,” Barry continued. “We see a consumer who is seeking value and sales events, and one who is also willing to spend on high price point products when they need to or when there is new compelling technology. We are balancing our optimism in both the industry and our positioning with a pragmatic approach to likely uneven customer behavior going forward.”

FY25 Financial Guidance

“As we look to the back half of the year, we expect our industry to continue to show increasing stabilization,” said Matt Bilunas, Best Buy CFO. “Last quarter we said we believed we were likely trending towards the midpoint of our original comparable sales guidance and today we are updating our annual comparable sales guidance range to a decline of 1.5% to 3.0%. At the same time, we are raising our non-GAAP diluted EPS guidance range as we largely flow through the better-than-expected profitability of the first half of the year.”

Bilunas continued, “For Q3 FY25, we expect comparable sales to decline by approximately 1.0% and our non-GAAP operating income rate to be approximately 3.7%.”

Best Buy’s updated guidance for FY25 is the following:

•	Revenue of $41.3 billion to $41.9 billion, which compares to prior guidance of $41.3 billion to $42.6 billion
•	Comparable sales[1] of (3.0%) to (1.5%), which compares to prior guidance of (3.0%) to 0.0%
•	Enterprise non-GAAP operating income rate[2] of 4.1% to 4.2%, which compares to prior guidance of 3.9% to 4.1%
•	Non-GAAP effective income tax rate[2] of approximately 24.0%, which compares to prior guidance of approximately 25.0%
•	Non-GAAP diluted EPS[2] of $6.10 to $6.35, which compares to prior guidance of $5.75 to $6.20
•	Capital expenditures of approximately $750 million, which is unchanged

Note: FY25 has 52 weeks compared to 53 weeks in FY24. The company estimates the impact of the extra week in Q4 FY24 added approximately $735 million in revenue, approximately 15 basis points of non-GAAP operating income rate and approximately $0.30 of non-GAAP diluted EPS to the full-year results.

Domestic Segment Q2 FY25 Results

Domestic Revenue

Domestic revenue of $8.62 billion decreased 3.0% versus last year primarily driven by a comparable sales decline of 2.3%.

From a merchandising perspective, the largest drivers of the comparable sales decline on a weighted basis were appliances, home theater and gaming. These drivers were partially offset by growth in the tablets, computing and services categories.

Domestic online revenue of $2.72 billion decreased 1.6% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 31.5% versus 31.0% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 23.5% versus 23.1% last year. The higher gross profit rate was primarily due to improved financial performance from the company’s services category, including its membership offerings, which was partially offset by lower product margin rates and lower profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A expenses were $1.67 billion, or 19.3% of revenue, versus $1.73 billion, or 19.5% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.66 billion, or 19.3% of revenue, versus $1.71 billion, or 19.2% of revenue, last year. Both GAAP and non-GAAP SG&A expense decreased primarily due to lower employee compensation expense and lower expenses across multiple other areas, including reduced vehicle rental costs and credit card processing fees. These decreases were partially offset by higher advertising expense.

International Segment Q2 FY25 Results

International Revenue

International revenue of $665 million decreased 4.0% versus last year primarily driven by the negative impact of foreign exchange rates and a comparable sales decline of 1.8%.

International Gross Profit Rate

International gross profit rate was 23.9% versus 24.2% last year. The lower gross profit rate was primarily due to lower product margin rates and higher supply chain costs, which were partially offset by growth in the higher margin services category.

International SG&A

International SG&A expenses were $142 million, or 21.4% of revenue, versus $149 million, or 21.5% of revenue, last year. The lower SG&A expense was primarily driven by the favorable impact of foreign exchange rates and lower advertising expense, which was partially offset by expenses associated with new Best Buy Express locations.

Share Repurchases and Dividends

In Q2 FY25, the company returned a total of $301 million to shareholders through dividends of $203 million and share repurchases of $98 million. On a year-to-date basis, the company has returned a total of $553 million to shareholders through dividends of $405 million and share repurchases of $148 million. The company expects to spend approximately $500 million on share repurchases during FY25.

Today, the company announced that its board of directors has authorized the payment of a regular quarterly cash dividend of $0.94 per common share. The quarterly dividend is payable on October 10, 2024, to shareholders of record as of the close of business on September 19, 2024.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 29, 2024. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP operating income rate, non-GAAP effective income tax rate, and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill and intangible asset impairments; gains and losses on sales of subsidiaries and certain investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," “appear,” “approximate,” "assume," "believe," “continue,” “could,” "estimate," "expect," “foresee,” "guidance," "intend," “may,” “might,” "outlook," "plan," “possible,” "project" “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to recession, inflation rates, fluctuations in foreign currency exchange rates, limitations on a government’s ability to borrow and/or spend capital, fluctuations in housing prices, energy markets, jobless rates and effects related to the conflicts in Eastern Europe and the Middle East or other geopolitical events); catastrophic events, health crises and pandemics; susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers and in the provision of delivery speed and options); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion into health and new products, services and technologies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; inability of vendors or service providers to perform components of our supply chain (impacting our stores or other aspects of our operations) and other various functions of our business; risks arising from and potentially unique to our exclusive brands products; risks associated with vendors that source products outside the U.S.; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and environmental, social and governance matters); risks arising from our international activities (including fluctuations in foreign currency exchange rates) and those of our vendors; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; and failure to meet financial-performance guidance or other forward-looking statements. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Six Months Ended
August 3, 2024		July 29, 2023	August 3, 2024	July 29, 2023
Revenue	$9,288	$9,583	$18,135	$19,050
Cost of sales	7,102	7,363	13,885	14,680
Gross profit	2,186	2,220	4,250	4,370
Gross profit %	23.5%	23.2%	23.4%	22.9%
Selling, general and administrative expenses	1,810	1,879	3,547	3,727
SG&A %	19.5%	19.6%	19.6%	19.6%
Restructuring charges	(7)	(7)	8	(16)
Operating income	383	348	695	659
Operating income %	4.1%	3.6%	3.8%	3.5%
Other income (expense):
Gain on sale of subsidiary, net	-	21	-	21
Investment income and other	21	12	46	33
Interest expense	(13)	(12)	(25)	(24)
Earnings before income tax expense and equity in income of affiliates	391	369	716	689
Income tax expense	101	96	181	171
Effective tax rate	25.8%	26.1%	25.3%	24.8%
Equity in income of affiliates	1	1	2	-
Net earnings	$291	$274	$537	$518

Basic earnings per share	$1.35	$1.25	$2.49	$2.37
Diluted earnings per share	$1.34	$1.25	$2.47	$2.36

Weighted-average common shares outstanding:
Basic	216.0	218.6	216.1	218.7
Diluted	217.1	219.0	217.2	219.5

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	August 3, 2024	July 29, 2023
Assets
Current assets:
Cash and cash equivalents	$1,387	$1,093
Receivables, net	871	856
Merchandise inventories	5,706	5,651
Other current assets	598	704
Total current assets	8,562	8,304
Property and equipment, net	2,183	2,305
Operating lease assets	2,860	2,813
Goodwill	1,383	1,383
Other assets	636	513
Total assets	$15,624	$15,318

Liabilities and equity
Current liabilities:
Accounts payable	$5,542	$5,471
Unredeemed gift card liabilities	243	250
Deferred revenue	940	996
Accrued compensation and related expenses	347	377
Accrued liabilities	756	709
Current portion of operating lease liabilities	610	615
Current portion of long-term debt	13	15
Total current liabilities	8,451	8,433
Long-term operating lease liabilities	2,316	2,254
Long-term debt	1,157	1,145
Long-term liabilities	593	651
Equity	3,107	2,835
Total liabilities and equity	$15,624	$15,318

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Six Months Ended
	August 3, 2024	July 29, 2023
Operating activities
Net earnings	$537	$518
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	437	473
Restructuring charges	8	(16)
Stock-based compensation	74	75
Gain on sale of subsidiary, net	-	(21)
Other, net	12	2
Changes in operating assets and liabilities:
Receivables	66	289
Merchandise inventories	(761)	(508)
Other assets	(11)	(32)
Accounts payable	904	(206)
Income taxes	(183)	(148)
Other liabilities	(266)	(245)
Total cash provided by operating activities	817	181

Investing activities
Additions to property and equipment	(335)	(395)
Net proceeds from sale of subsidiary	-	14
Other, net	(17)	-
Total cash used in investing activities	(352)	(381)

Financing activities
Repurchase of common stock	(148)	(158)
Dividends paid	(405)	(402)
Other, net	(4)	-
Total cash used in financing activities	(557)	(560)

Effect of exchange rate changes on cash and cash equivalents	(3)	(2)
Decrease in cash, cash equivalents and restricted cash	(95)	(762)
Cash, cash equivalents and restricted cash at beginning of period	1,793	2,253
Cash, cash equivalents and restricted cash at end of period	$1,698	$1,491

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
Domestic Segment Results	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Revenue	$8,623	$8,890	$16,826	$17,691
Comparable sales % change	(2.3)%	(6.3)%	(4.3)%	(8.4)%
Comparable online sales % change	(1.6)%	(7.1)%	(3.8)%	(9.7)%
Gross profit	$2,027	$2,052	$3,944	$4,044
Gross profit as a % of revenue	23.5%	23.1%	23.4%	22.9%
SG&A	$1,668	$1,730	$3,266	$3,440
SG&A as a % of revenue	19.3%	19.5%	19.4%	19.4%
Operating income	$367	$329	$670	$619
Operating income as a % of revenue	4.3%	3.7%	4.0%	3.5%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,027	$2,052	$3,944	$4,044
Gross profit as a % of revenue	23.5%	23.1%	23.4%	22.9%
SG&A	$1,663	$1,709	$3,255	$3,399
SG&A as a % of revenue	19.3%	19.2%	19.3%	19.2%
Operating income	$364	$343	$689	$645
Operating income as a % of revenue	4.2%	3.9%	4.1%	3.6%

	Three Months Ended		Six Months Ended
International Segment Results	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Revenue	$665	$693	$1,309	$1,359
Comparable sales % change	(1.8)%	(5.4)%	(2.6)%	(5.5)%
Gross profit	$159	$168	$306	$326
Gross profit as a % of revenue	23.9%	24.2%	23.4%	24.0%
SG&A	$142	$149	$281	$287
SG&A as a % of revenue	21.4%	21.5%	21.5%	21.1%
Operating income	$16	$19	$25	$40
Operating income as a % of revenue	2.4%	2.7%	1.9%	2.9%

International Segment Non-GAAP Results[1]
Gross profit	$159	$168	$306	$326
Gross profit as a % of revenue	23.9%	24.2%	23.4%	24.0%
SG&A	$142	$149	$281	$287
SG&A as a % of revenue	21.4%	21.5%	21.5%	21.1%
Operating income	$17	$19	$25	$39
Operating income as a % of revenue	2.6%	2.7%	1.9%	2.9%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Computing and Mobile Phones	44%	41%	3.9%	(6.4)%
Consumer Electronics	29%	30%	(6.2)%	(5.7)%
Appliances	13%	16%	(14.9)%	(16.1)%
Entertainment	6%	6%	(7.4)%	9.0%
Services	7%	6%	8.5%	7.6%
Other	1%	1%	14.4%	2.4%
Total	100%	100%	(2.3)%	(6.3)%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Computing and Mobile Phones	46%	45%	1.7%	(2.4)%
Consumer Electronics	28%	28%	(2.1)%	(10.4)%
Appliances	13%	13%	(3.9)%	(6.1)%
Entertainment	6%	7%	(20.8)%	2.5%
Services	6%	5%	5.9%	4.6%
Other	1%	2%	(20.1)%	(38.1)%
Total	100%	100%	(1.8)%	(5.4)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill and intangible asset impairments, price-fixing settlements, gains and losses on subsidiaries and certain investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	August 3, 2024			July 29, 2023
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,668	$142	$1,810	$1,730	$149	$1,879
% of revenue	19.3%	21.4%	19.5%	19.5%	21.5%	19.6%
Intangible asset amortization[1]	(5)	-	(5)	(21)	-	(21)
Non-GAAP SG&A	$1,663	$142	$1,805	$1,709	$149	$1,858
% of revenue	19.3%	21.4%	19.4%	19.2%	21.5%	19.4%

Operating income	$367	$16	$383	$329	$19	$348
% of revenue	4.3%	2.4%	4.1%	3.7%	2.7%	3.6%
Intangible asset amortization[1]	5	-	5	21	-	21
Restructuring charges[2]	(8)	1	(7)	(7)	-	(7)
Non-GAAP operating income	$364	$17	$381	$343	$19	$362
% of revenue	4.2%	2.6%	4.1%	3.9%	2.7%	3.8%

Effective tax rate			25.8%			26.1%
Intangible asset amortization[1]			-%			(0.4)%
Restructuring charges[2]			-%			0.4%
Loss on investments			-%			0.5%
Non-GAAP effective tax rate			25.8%			26.6%

	Three Months Ended			Three Months Ended
	August 3, 2024			July 29, 2023
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$1.34			$1.25
Intangible asset amortization[1]	$5	$4	0.02	$21	$21	0.10
Restructuring charges[2]	(7)	(5)	(0.02)	(7)	(7)	(0.03)
Loss on investments	-	-	-	2	2	-
Gain on sale of subsidiary, net[3]	-	-	-	(21)	(21)	(0.10)
Non-GAAP diluted EPS			$1.34			$1.22

	Six Months Ended			Six Months Ended
	August 3, 2024			July 29, 2023
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$3,266	$281	$3,547	$3,440	$287	$3,727
% of revenue	19.4%	21.5%	19.6%	19.4%	21.1%	19.6%
Intangible asset amortization[1]	(11)	-	(11)	(41)	-	(41)
Non-GAAP SG&A	$3,255	$281	$3,536	$3,399	$287	$3,686
% of revenue	19.3%	21.5%	19.5%	19.2%	21.1%	19.3%

Operating income	$670	$25	$695	$619	$40	$659
% of revenue	4.0%	1.9%	3.8%	3.5%	2.9%	3.5%
Intangible asset amortization[1]	11	-	11	41	-	41
Restructuring charges[2]	8	-	8	(15)	(1)	(16)
Non-GAAP operating income	$689	$25	$714	$645	$39	$684
% of revenue	4.1%	1.9%	3.9%	3.6%	2.9%	3.6%

Effective tax rate			25.3%			24.8%
Intangible asset amortization[1]			-%			0.4%
Restructuring charges[2]			-%			(0.1)%
Non-GAAP effective tax rate			25.3%			25.1%

	Six Months Ended			Six Months Ended
	August 3, 2024			July 29, 2023
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$2.47			$2.36
Intangible asset amortization[1]	$11	$8	0.04	$41	$36	0.16
Restructuring charges[2]	8	6	0.03	(16)	(14)	(0.06)
Loss on investments	-	-	-	2	2	0.01
Gain on sale of subsidiary, net[3]	-	-	-	(21)	(21)	(0.10)
Non-GAAP diluted EPS			$2.54			$2.37

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.

(2)Represents charges related to employee termination benefits and subsequent adjustments from higher-than-expected employee retention associated with enterprise-wide restructuring initiatives.

(3)Represents the gain on sale of a Mexico subsidiary subsequent to our exit from operations in Mexico.

(4)The non-GAAP adjustments primarily relate to the U.S. and Mexico. As such, the forecasted annual income tax charge on the U.S. non-GAAP adjustments is calculated using the statutory tax rate of 24.5%. There is no forecasted annual income tax charge for Mexico non-GAAP items, as there is no forecasted annual tax expense on the income in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	August 3, 2024[1]	July 29, 2023[1]
Net earnings	$1,260	$1,290
Total assets	15,972	16,130
ROA	7.9%	8.0%

Non-GAAP Return on Investment ("ROI")	August 3, 2024[1]	July 29, 2023[1]
Numerator
Operating income	$1,610	$1,621
Add: Non-GAAP operating income adjustments[2]	208	179
Add: Operating lease interest[3]	115	113
Less: Income taxes[4]	(474)	(469)
Add: Depreciation	856	855
Add: Operating lease amortization[5]	660	666
Adjusted operating income after tax	$2,975	$2,965

Denominator
Total assets	$15,972	$16,130
Less: Excess cash[6]	(384)	(346)
Add: Accumulated depreciation and amortization[7]	5,202	5,071
Less: Adjusted current liabilities[8]	(8,361)	(8,706)
Average invested operating assets	$12,429	$12,149

Non-GAAP ROI	23.9%	24.4%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges and intangible asset amortization. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company’s earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.